UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
June 25, 2013 (June 22, 2013)

BREITBURN ENERGY PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

515 South Flower Street, Suite 4800
Los Angeles, CA 90071

(Address of principal executive office)

(213) 225-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On June 22, 2013, BreitBurn Operating L.P. (“BreitBurn Operating”), a wholly owned subsidiary of BreitBurn Energy Partners L.P. (the “Partnership”), entered into a Purchase and Sale Agreement (the “Whiting Purchase Agreement”) with Whiting Oil and Gas Corporation (“WOGC”), a subsidiary of Whiting Petroleum Corporation (“Whiting”). Under the terms of the Whiting Purchase Agreement, BreitBurn Operating agreed to acquire (1) certain oil and gas properties and related assets located in the Postle and North East Hardesty Fields in Texas County, Oklahoma, including the related gathering and Dry Trail plant processing facilities, a crude oil delivery pipeline known as the Hough Pipeline in Oklahoma and Texas, a CO2 transportation pipeline known as the Hardesty CO2 Pipeline in Oklahoma, and the Libby Ranch Project, including rights to build a CO2 transportation pipeline in New Mexico, CO2 supply contracts, certain crude oil swaps, and other related assets and liabilities, and (2) all of the limited liability company interests of Whiting Transpetco GP, LLC and Whiting Transpetco LP, LLC, which collectively own a 60% interest in Transpetco Pipeline Company, L.P. (“Transpetco”), which owns the 120-mile Transpetco-operated CO2 transportation pipeline, for a cash purchase price of $859.8 million, subject to certain post-closing adjustments (the “Whiting Acquisition”). The Whiting Purchase Agreement provides that the transaction will be effective as of April 1, 2013. Concurrent with the execution of the Whiting Purchase Agreement, BreitBurn Operating deposited the sum of $85,980,000 (the “Deposit”) with WOGC. Under the Whiting Purchase Agreement, upon closing of the Whiting Acquisition, the Deposit will be credited toward the purchase price due at closing.

At closing, WOGC will novate to BreitBurn Operating oil derivative contracts, with a counterparty that is a participant in the Partnership’s current credit facility, consisting of swaps to NYMEX WTI crude oil at the following notional volumes and prices:

Period	Swap Volume (Bbl/d)	Swap Price
4/1/13 – 12/31/13	6,100	$98.50
1/1/14 – 12/31/14	5,500	$94.75
1/1/15 – 12/31/15	5,000	$94.75
1/1/16 – 3/31/16	4,400	$93.50

The Partnership intends to fund the purchase price for the Whiting Acquisition with borrowings under an amended credit facility (described below). After payment of the Deposit, the Partnership had borrowings of $222 million outstanding under the facility as of June 24, 2013.

The Partnership expects that the Whiting Acquisition will close by July 31, 2013. Closing of the transactions contemplated by the Whiting Purchase Agreement is conditioned upon customary closing conditions, including compliance with the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and delivery of all items required by the Whiting Purchase Agreement.

The Partnership expects to enter into a Transition Services Agreement with WOGC, pursuant to which WOGC will continue to operate the properties through October 31, 2013.

The Whiting Purchase Agreement contains customary representations and warranties and covenants by each of the parties. Among other covenants, during the interim period between the execution of the Whiting Purchase Agreement and the closing of the Whiting Acquisition, Whiting has agreed to operate the assets in the ordinary course of business and not to engage in certain types of activities and transactions, subject to certain exceptions.

The Partnership also is acquiring additional interests in certain of the acquired assets from other sellers for an additional $30.2 million.

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On June 21, 2013, in connection with the execution of the Whiting Purchase Agreement, the Partnership received a commitment from Wells Fargo Bank, National Association to amend its existing credit facility to increase the total commitment amount to $1.4 billion.

The foregoing description of the rights and obligations of BreitBurn Operating and WOGC under the Whiting Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Whiting Purchase Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

ITEM 7.01 Regulation FD Disclosure.

On June 24, 2013, the Partnership announced that it had entered into a definitive agreement with WOGC relating to the Whiting Acquisition. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit No.	Document

10.1*	Purchase and Sale Agreement dated June 22, 2013, by and between Whiting Oil and Gas Corporation and BreitBurn Operating L.P.

99.1	Press Release of BreitBurn Energy Partners L.P. dated June 24, 2013.

* The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Partnership will furnish copies of such schedules to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   June 25, 2013

BREITBURN ENERGY PARTNERS L.P.

By:	BREITBURN GP, LLC,
its general partner

By:	/s/ Gregory C. Brown
Gregory C. Brown
General Counsel, Executive Vice President and Chief Administrative Officer

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exhibit index

Exhibit No.	Document

10.1	Purchase and Sale Agreement dated June 22, 2013, by and between Whiting Oil and Gas Corporation and BreitBurn Operating L.P.

99.1	Press Release of BreitBurn Energy Partners L.P. dated June 24, 2013.

* The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Partnership will furnish copies of such schedules to the Securities and Exchange Commission upon request.

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